Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares of Inventiva S.A. and further agree that this agreement be included as an exhibit to such filing. Each party to this agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf on February 17, 2026.

SOFINNOVA CROSSOVER I SLP By: Sofinnova Partners SAS		SOFINNOVA CROSSOVER II SLP By: Sofinnova Partners SAS

By:	/s/ Antoine Papiernik	By:	/s/ Antoine Papiernik
Name:	Antoine Papiernik	Name:	Antoine Papiernik
Title:	Managing Partner	Title:	Managing Partner

SOFINNOVA PARTNERS SAS

By:	/s/ Antoine Papiernik	By:	/s/ Antoine Papiernik
Name:	Antoine Papiernik	Name:	Antoine Papiernik
Title:	Managing Partner

By:	/s/ Cédric Moreau	By:	/s/ Kinam Hong
Name:	Cédric Moreau	Name:	Kinam Hong

By:	/s/ Joseph Anderson	By:	/s/ Jacquest Theurillat
Name:	Joseph Anderson	Name:	Jacques Theurillat